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                                                                   Exhibit 3.1

                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                             SYGNET WIRELESS, INC.


                                  ARTICLE ONE
                            NAME OF THE CORPORATION

     The name of the Corporation shall be Sygnet Wireless, Inc.


                                  ARTICLE TWO
                                   LOCATION

     The place in Ohio where the Corporation's principal office is located is 6550 Seville Drive, Suite B, Canfield, Mahoning County, Ohio.


                                 ARTICLE THREE
                                    PURPOSE

     The purpose for which the Corporation is formed is to engage in any kind of business, trade, or other activity for which a corporation, for profit, may be lawfully organized under the corporation laws of the State of Ohio.


                                 ARTICLE FOUR
                          STRUCTURE OF CAPITAL STOCK

     A. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 shares. The classes and the aggregate number of shares of stock of each type which the Corporation shall have authority to issue are as follows:

          - 60,000,000 shares of Class A Common Stock, par value one cent (1 cent) (the "Class A Common Stock"); and

          - 10,000,000 shares of Class B Common Stock, par value one cent (1 cent) (the "Class B Common Stock"); and

          - 10,000,000 shares of Voting Preferred Stock, par value one cent (1 cent) (the "Voting Preferred Stock"); and

          - 5,000,000 shares of Nonvoting Preferred Stock, par value one cent (1 cent) (the "Nonvoting Preferred Stock").





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